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                                                                    Exhibit 99.1

 SPORTSLINE USA, INC. ANNOUNCES PRICING OF CONVERTIBLE SUBORDINATED OFFERING

FORT LAUDERDALE, FL (MARCH 19, 1999) - SportsLine USA, Inc. (Nasdaq: SPLN) today announced that it has priced its 144A private offering of convertible subordinated notes. SportsLine has agreed to sell $150 million of 5% convertible subordinated notes due April 1, 2006. Additionally, SportsLine has granted the initial purchasers a 30-day option to buy an additional $50 million of convertible subordinated notes on the same terms.

The notes are convertible into shares of SportsLine's common stock at a conversion price of $65.125, subject to adjustment in certain events.

Proceeds from the Rule 144A offering will be used for working capital and other general corporate purposes, including expansion of the Company's marketing and advertising sales efforts, international expansion and capital expenditures.

ABOUT SPORTSLINE USA, INC.

SportsLine USA, Inc. (Nasdaq: SPLN) is a leading Internet-based sports media company that provides branded, interactive information and programming as well as merchandise to sports enthusiasts worldwide. The publisher of CBS SportsLine (cbs.sportsline.com), SportsLine USA's content includes more than 400,000 pages of multimedia sports information, entertainment and merchandise, covering all major professional, collegiate and international sports with exclusive content from sports teams, organizations and superstars such as Michael Jordan, Tiger Woods and Shaquille O'Neal. The Sports Store (www.thesportsstore.com) is SportsLine USA's electronic commerce arena offering a unique collection of sports-related merchandise, memorabilia and licensed products. In 1998, the Company acquired two golf-related properties, GolfWeb (www.golfweb.com) the Internet's premier golf site, and International Golf Outlet (www.igogolf.com), a leading Internet retailer of fine golf products and equipment. SportsLine USA was founded in 1994, and its flagship Internet sports service was renamed CBS SportsLine in March of 1997 as part of an exclusive five-year promotional and content agreement with CBS Sports that extends through 2006.

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine USA's actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, the growth rate of the Internet, constantly changing technology and market acceptance of the company's products and services. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine USA's Securities and Exchange Commission filings, including those discussed under the caption "Risk Factors That May Affect Future Results" in SportsLine USA's latest Annual Report on Form 10-K. SportsLine USA undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.